Castle Brands Announces Fourth Quarter and Fiscal 2016 Results

Net Sales Increase 25.7% Driven by Strong Growth of Whiskeys, Goslings Rum and
Goslings Stormy Ginger Beer

NEW YORK – June 14, 2016 — Castle Brands Inc. (NYSE MKT: ROX), a developer and international marketer of premium and super-premium branded spirits, today reported financial results for the quarter and year ended March 31, 2016.

Operating highlights for the fiscal year ended March 31, 2016:

•	Net sales increased 25.7% to $72.2 million for fiscal 2016, as compared to $57.5 million in the prior fiscal year.

•	Total gross profit increased 32.4% to $28.6 million, as compared to $21.6 million for the prior fiscal year.

•	EBITDA, as adjusted, improved by 215.3% to $3.6 million, as compared to $1.1 million in fiscal 2015.

•	Whiskey revenues increased 35.8% from the prior year due to continued strong performance of Jefferson’s bourbons and Knappogue and Clontarf Irish whiskeys.

•	Goslings Rum revenue increased 10.9% from the prior year due to strong sales in both the U.S. and international markets.

•	Goslings Stormy Ginger Beer case sales increased 55.9% to approximately 1,115,000 cases from approximately 715,000 in the prior year.

•	The Company increased its reserves of aged bourbon and entered into two long-term new-fill agreements to augment its supplies of aged bourbon for its Jefferson’s brand.

•	The Company introduced new, upgraded packaging for its Goslings rums and Knappogue Castle Irish whiskeys.

“This was an outstanding year for Castle Brands. Continued strong growth of our more profitable brands, such as Jefferson’s Bourbon, Goslings Rum and our Irish Whiskeys, resulted in substantial revenue growth and even greater growth in gross profit. It also drove improved margins, decreased G&A as a percent of revenue, significantly reduced net loss and increased EBITDA, as adjusted. We expect that these growth trends and improving financial performance will continue,” stated Richard J. Lampen, President and Chief Executive Officer of Castle Brands.

“Jefferson’s is now one of the top five selling premium small batch bourbons, Goslings Black Seal is now one of the top ten selling premium imported rums and Goslings Stormy Ginger Beer is now the largest selling premium ginger beer in the U.S.,” Mr. Lampen added.

“We used our aged bourbon reserves to support increased sales of Jefferson’s and its brand extensions, such as Jefferson’s Ocean Aged at Sea. We also continue to add innovative expressions to increase sales and enhance the Jefferson’s brand. Our whiskey portfolio has also benefitted from additions to our Irish whiskey offerings and the initiation of a barrel program for Knappogue Castle Whiskey. We expect strong growth in whiskey sales to continue. Goslings’ sponsorship of the 35th America’s Cup Challenge continues to drive the visibility of Goslings rum and ginger beer,” said John Glover, Chief Operating Officer of Castle Brands.

In the fourth quarter of fiscal 2016, the Company had net sales of $20.0 million, a 23.6% increase from net sales of $16.2 million in the comparable prior-year period. Net income attributable to common shareholders was $0.4 million, or $0.00 per basic and diluted share, in the fourth quarter of fiscal 2016, as compared to a loss of ($0.6) million, or ($0.00) per basic and diluted share, in the prior-year period.

EBITDA, as adjusted, for the fourth quarter of fiscal 2016 improved to $1.4 million as compared to $0.4 million for the comparable prior-year period.

The Company had net sales of $72.2 million for fiscal 2016, an increase of 25.7% from net sales of $57.5 million in fiscal 2015. This sales growth was driven by the overall growth of Jefferson’s and Jefferson’s Reserve, Clontarf Irish whiskey and Goslings Stormy Ginger Beer. Net loss attributable to common shareholders was ($2.5) million, or ($0.02) per basic and diluted share, in fiscal 2016. This compares to a net loss attributable to common shareholders of ($3.8) million, or ($0.02) per basic and diluted share, in fiscal 2015.

EBITDA, as adjusted, for fiscal 2016 improved to $3.6 million as compared to $1.1 million for the prior-year.

Non-GAAP Financial Measures

Within the information above, Castle Brands provides information regarding EBITDA, as adjusted, which is not a recognized term under GAAP (Generally Accepted Accounting Principles) and does not purport to be an alternative to income (loss) from operations or net income (loss) as a measure of operating performance. Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for allowances for doubtful accounts and obsolete inventory, stock-based compensation expense, other (income) expense, net, loss from equity investment in non-consolidated affiliate, foreign exchange (gain) loss, net change in fair value of warrant liability, net income attributable to noncontrolling interests and dividend to preferred shareholders is a key metric the Company uses in evaluating its financial performance on a consistent basis across various periods. EBITDA, as adjusted, is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and allocation of capital resources. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance or are based on management’s estimates, such as allowance accounts, are due to changes in valuation, such as the effects of changes in foreign exchange or fair value of warrant liability, or do not involve a cash outlay, such as stock-based compensation expense. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income from operations, net income and cash flows from operating activities. A reconciliation of net loss attributable to common shareholders to EBITDA, as adjusted, is presented below.

About Castle Brands

Castle Brands is a developer and international marketer of premium and super-premium beverage alcohol brands including: Jefferson’s®, Jefferson’s Presidential SelectTM, Jefferson’s Reserve® and Ocean Aged at Sea Bourbon , Jefferson’s Wine Finish Collection and Jefferson’s Wood Expiriments, Goslings Rum®, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Pallini® Limoncello, Boru® Vodka and Brady’s® Irish Cream. Additional information concerning the Company is available on the Company’s website, www.castlebrandsinc.com.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of our business strategies and our expectations concerning future operations, margins, sales, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities, the effect of competition in our industry and economic and political conditions generally, including the current economic environment and markets. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2016 and other reports we file with the Securities and Exchange Commission. When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	(unaudited)		Twelve Months Ended March 31,
	2016	2015	2016	2015
Sales, net*	$19,963,408	$16,157,004	$72,220,368	$57,457,421
Cost of sales*	11,795,649	10,009,402	43,666,798	35,884,632

Gross profit	8,167,759	6,147,602	28,553,570	21,572,789

Selling expense	5,310,887	4,388,705	19,222,659	15,254,818
General and administrative expense	1,877,059	1,944,023	7,385,851	6,488,336
Depreciation and amortization	242,938	237,917	939,513	907,540

Income (loss) from operations	736,875	(423,043)	1,005,547	(1,077,905)

Other (expense) income, net	(445)	(196)	(666)	16,602
Income from equity investment in non-consolidated affiliate	9,654	—	18,667	—
Foreign exchange (loss) gain	(59,654)	203,015	(190,867)	(4,564)
Interest expense, net	(302,062)	(284,731)	(1,088,539)	(1,129,047)

Income (loss) before provision for income taxes	384,368	(504,955)	(255,858)	(2,194,914)
Income tax benefit (expense), net	37,038	(597,113)	(1,450,848)	(1,278,999)

Net income (loss)	421,406	(1,102,068)	(1,706,706)	(3,473,913)
Net (loss) income attributable to noncontrolling interests	4,862	469,666	(809,662)	(325,829)

Net income (loss) attributable to common shareholders	$426,268	$(632,402)	$(2,516,368)	$(3,799,742)

Net income (loss) per common share, basic, common shareholders	0.00	(0.00)	(0.02)	(0.02)

Net income (loss) per common share, diluted, common shareholders	0.00	(0.00)	(0.02)	(0.02)

Weighted average shares used in computation, basic, attributable to common shareholders	160,167,121	156,882,587	159,380,223	155,456,341

Weighted average shares used in computation, diluted, attributable to common shareholders	167,331,808	156,882,587	159,380,223	155,456,341

*Sales, net and Cost of sales include excise taxes of $7,451,569 and $6,754,453 for the years ended March 31, 2016 and 2015, respectively.

CASTLE BRANDS INC. AND SUBSIDIARIES
Reconciliation of net loss attributable to common shareholders to EBITDA, as adjusted
(Unaudited)

	Three months ended		Twelve months ended
	March 31,		March 31,
	2016	2015	2016	2015
Net income (loss) attributable to common shareholders	$426,271	$(632,402)	$(2,516,368)	$(3,799,742)

Adjustments:
Interest expense, net	302,062	284,731	1,088,539	1,129,047
Income tax (benefit) expense, net	(37,038)	597,113	1,450,848	1,278,999
Depreciation and amortization	242,938	237,917	939,513	907,540

EBITDA income (loss)	934,233	487,359	962,532	(484,156)

Allowance for doubtful accounts	9,000	159,000	61,000	236,000
Allowance for obsolete inventory	100,000	281,000	200,000	281,000
Stock-based compensation expense	334,143	180,893	1,370,556	787,710
Other expense (income), net	445	196	666	(16,602)
Income from equity investment in non-consolidated affiliate	(9,654)	—	(18,667)	—
Foreign exchange loss (gain)	59,650	(203,015)	190,867	4,564
Net (loss) income attributable to noncontrolling interests	(4,862)	(469,666)	809,662	325,829

EBITDA, as adjusted	$1,422,955	$435,767	$3,576,616	$1,134,345

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Castle Brands Inc.
Investor Relations, 646-356-0200
info@castlebrandsinc.com
www.castlebrandsinc.com